Exhibit 10.7

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made effective as of December 15, 2010 (the “Amendment Date”), by and between Groupon, Inc., a Delaware corporation (the “Company”), and Andrew Mason (“Mason”), in order to amend the Employment Agreement entered into between the Company and Mason as of November 1, 2009 (the “Employment Agreement”).

WHEREAS, the parties desire to enter into this Amendment to bring certain of the provisions of the Employment Agreement into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations issued thereunder (together, “Section 409A”); and

WHEREAS, the parties intend that this Amendment qualify for the relief accorded by Internal Revenue Service Notice 2010-6 and Notice 2010-80 (the “IRS Notices”);

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mason hereby agree as follows:

1.                                       Section 5(b) of the Employment Agreement is amended in its entirety to read as follows:

(b)                                 Termination Without Cause or Termination for Good Reason.  If Mason’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Mason’s employment is terminated by Mason for Good Reason, Mason shall be entitled to receive (A) continued payment of his Base Salary for 180 days (“Severance”), less applicable withholding, in accordance with the Company’s normal payroll procedures as provided below, and (B) continuation of his then current benefits as provided pursuant to Section 3(b) above, in each case for 180 days following the termination of Mason’s employment.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless Mason and the Company shall have executed a mutual general release and waiver of claims, consistent with Section 8 below, and in a customary and usual form reasonably satisfactory to the Company and such release has become effective in accordance with its terms on or before the 60th day following Mason’s termination of employment.  Subject to such effective release, payment of Severance shall begin on the first regular payroll date following such 60th day, and the initial payment shall include that portion of Severance that would otherwise have been payable on the Company’s regular payroll dates occurring between the date of Mason’s termination of employment and the initial Severance payment date.

2.                                       A new Section 18 is added to the Employment Agreement as follows:

18.                                 Compliance with Section 409A of the Code.

(a)                                  The Company intends that income provided to Mason pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”), The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to Mason pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Mason, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys fees, or other liability incurred by Employee in connection with compensation paid or provided to Mason pursuant to this Agreement.

(b)                                 Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Mason’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Mason has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, if Mason is a “specified employee” within the meaning of Section 409A as of the date of Mason’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Mason’s separation from service shall be paid to Mason before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of Mason’s separation from service or, if earlier, the date of Mason’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c)                                  The Company agrees that in accordance with the IRS Notices it will each attach to its Federal income tax return for the taxable year containing the Amendment Date the applicable statement under Section XII of Notice 2010-6, substantially in the forms attached hereto as Appendix 1.

3.                                       Except as modified by this Amendment, the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GROUPON, INC.

By:	/s/ Robert Solomon
Name:	Robert Solomon
Title:	President

MASON

/s/ Andrew Mason
Andrew Mason

APPENDIX 1

[Form of Statement to be filed with the Groupon, Inc. Federal Income Tax Return for its taxable year containing December       , 2010]

§409A Document Correction under §VI.B of Notice 2010-6

1.                                       Name and taxpayer ID number of each service provider affected by the document failure:

Andrew Mason
Social Security Number:        -    -

2.                                       Plan with respect to which failure occurred:

Employment Agreement between Groupon, Inc. and Andrew Mason, dated November 1, 2009.

3.                                       Statement of correction:

The document failure identified herein is eligible for correction under Section VI.B of Notice 2010-6.  Groupon, Inc. has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.  The date of the correction is December       , 2010 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on November 1, 2009.

4.                                       Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.